Exhibit 99.1

Gentherm Reports 2019 Third Quarter Results

Achieved Highest Gross Margin Rate in Nine Quarters

Reduced Operating Expenses by over 9%

Full-Year Profitability Guidance Maintained Despite Continued Challenging Automotive Environment

NORTHVILLE, Michigan, October 29, 2019 /Global Newswire/ - Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management technologies, today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Product revenues of $240.1 million decreased 8.2% from $261.5 million in the 2018 third quarter
•	Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues decreased 2.8% year over year
•	GAAP diluted earnings per share was $0.48 as compared to a loss per share of $0.01 for the prior-year period
•	Adjusted earnings per share (see table herein) was $0.68. Adjusted earnings per share in the prior-year period was $0.54
•	Secured automotive new business awards totaling $270 million
•	Repurchased $25 million of the Company’s stock

Phil Eyler, the Company's President and CEO, said “I am pleased with our strong performance on profitability in the quarter despite the continued headwinds in the automotive industry. We achieved our highest gross margin rate in nine quarters and delivered the highest quarterly adjusted EBITDA in two and a half years. In Automotive, we secured over $2.5 billion of new awards from top auto makers around the world in the last seven quarters and have consistently outperformed light vehicle production in our key markets. We continue to make progress on ClimateSense®, as evidenced by the successful development project results presented by General Motors and Gentherm at the SAE Thermal Management Systems Symposium.”

“However, the production environment continues to deteriorate, putting downward pressure on our revenue outlook. Nonetheless we are maintaining our profitability guidance as we continue to improve our cost performance through the Fit-for-Growth program,” continued Eyler.

2019 Third Quarter Financial Review

Product revenues for the third quarter of 2019 of $240.1 million declined $21.4 million, or 8.2%, as compared to the prior-year period. Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues declined 2.8% year over year.

Automotive revenues declined 4.4% year over year. The increase in Seat Heaters, Battery Thermal Management (BTM) and Other Automotive was more than offset by revenue declines in all other product categories. Adjusting for foreign currency translation, organic Automotive revenues decreased 2.8% year over year. The GM strike negatively impacted automotive revenues by 1.3%. According to IHS Markit's mid-October forecast for the third quarter of 2019, actual light vehicle production declined by 3.2% compared to the third quarter of 2018.

The revenue decline in the Industrial segment resulted primarily from the absence of revenue in this year’s third quarter from the divested Cincinnati Sub-Zero (CSZ) industrial chamber business and lower sales in the Global Power Technologies (GPT) business, which has been classified as “assets held for sale.” On October 1, 2019, the Company divested the GPT business. Gentherm Medical revenue declined 1.3% year over year as a result of a shift in timing of equipment orders from the third quarter to the fourth quarter.

See the “Revenue by Product Category” table included below for additional detail.

The gross margin rate increased to 31.1% in the current-year period, a 220-basis point improvement over the prior-year period, primarily as a result of higher labor productivity, supplier cost reductions, Fit-for-Growth cost reduction initiatives and a one-time benefit from improved cost of quality. These were partially offset by annual customer price reductions, wage inflation, tariffs, as well as the negative fixed cost leverage from lower unit volume.

Net research and development (R&D) expenses of $18.8 million in the third quarter of 2019 decreased $0.2 million, or 1.1%, year over year as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives which more than offset higher than normal reimbursement in the prior-year period.

Selling, general and administrative (SG&A) expenses of $26.8 million in the third quarter of 2019 decreased $8.3 million, or 23.5%, versus the prior-year period. The year-over-year decline was primarily driven by the sale of the CSZ industrial chambers business and the impact of the Fit-for-Growth cost reduction initiatives.

During the quarter, the Company recognized $8.7 million in restructuring expenses which resulted from initial actions associated with its recently-announced restructuring plan to improve manufacturing productivity and rationalize the Company’s footprint, as well as completed actions associated with its ongoing Fit-for-Growth initiatives. Total implemented actions to date are expected to deliver annualized savings of approximately $43 million. The Company has identified a total of $73 million of savings against its annualized target of $75 million by 2021.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $40.7 million during the third quarter of 2019 compared to $35.7 million in the prior year, a year-over-year increase of $5.1 million or 14.3%.

Income tax expense in the 2019 third quarter was $6.8 million, as compared with $3.7 million in the prior-year period. Adjusting for the $0.8 million non-deductible impairment loss associated with GPT, the effective tax rate for the quarter was 28.8%. This rate differed from the Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions.

GAAP diluted earnings per share for the third quarter of 2019 was $0.48 compared with a loss of $0.01 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, impairment charges, unrealized currency gain, and other impacts (see table herein), was $0.68. Adjusted diluted earnings per share in the prior-year period was $0.54.

Guidance

Based on the Company’s year-to-date results, the continued challenging macroeconomic environment, as well as the impact of the strike at General Motors, Gentherm is updating its guidance for 2019 excluding the impact of foreign currency translation, divested assets and assets held for sale as follows:

•	Product revenues are expected to decline approximately 3%
•	Gross margin rate is expected to be approximately 29.5%
•	Operating expense is expected to be approximately 20.5% of product revenues

•	Adjusted EBITDA is expected to be approximately 14% of product revenues
•	Full-year effective tax rate between 28% and 30%
•	Capital expenditures are expected to be approximately $30 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13695116.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately 2 hours after the call until 11:59 pm Eastern Time on November 12, 2019. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13695116.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has 12,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's current expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that: new products may not be feasible; sales may not increase; new competitors may arise or customers may develop their own products to replace the Company’s products; customer preferences for end products may shift; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; current and projected future declines in automobile production may have an adverse impact; the macroeconomic environment may present adverse conditions; the impact of the GM-UAW strike may result in continuing adverse conditions from our largest customer; additional financing requirements may not be available; the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates; free trade agreements may be altered in a manner adverse to the Company; our customers may not accept pass-through of new tariff costs; additional tariffs may be implemented; the Company may be unable to implement its restructuring plan to improve the Company’s manufacturing productivity and rationalize its footprint and other cost-savings measures on a timely basis or at all, expenses and cash expenditures associated with such restructuring plan and other cost-savings measures may increase above expectations, and the Company may be unable to realize the full amount of estimated savings therefrom;  the Company may be unable to repurchase its shares of common stock at favorable prices or at all, due to market conditions, applicable legal requirements, debt covenants or other restrictions; the Company may not be able to comply with covenants and other restrictions under the Company’s credit facility; medical device regulations could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations,  acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(1)	2019	2018(1)
Product revenues	$240,056	$261,504	$741,303	$792,490
Cost of sales	165,364	185,800	518,590	558,452
Gross margin	74,692	75,704	222,713	234,038
Operating expenses:
Net research and development expenses	18,838	19,056	56,990	63,382
Selling, general and administrative expenses	26,861	35,117	91,683	105,803
Restructuring expenses	8,664	5,818	11,809	12,898
Total operating expenses	54,363	59,991	160,482	182,083
Operating income	20,329	15,713	62,231	51,955
Interest expense	(1,148)	(1,241)	(3,756)	(3,661)
Foreign currency gain	4,083	125	3,482	721
Gain on sale of business	—	—	4,970	—
Impairment loss	(837)	(11,476)	(21,206)	(11,476)
Other income	231	212	545	1,538
Earnings before income tax	22,658	3,333	46,266	39,077
Income tax expense	6,771	3,688	19,214	9,807
Net income (loss)	$15,887	$(355)	$27,052	$29,270
Basic earnings (loss) per share	$0.48	$(0.01)	$0.81	$0.80
Diluted earnings (loss) per share	$0.48	$(0.01)	$0.81	$0.80
Weighted average number of shares – basic	32,839	36,104	33,283	36,364
Weighted average number of shares – diluted	32,933	36,448	33,419	36,470

(1)	Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018(1)	% Diff.	2019	2018(1)	% Diff.
Climate Controlled Seat (CCS)	$88,133	$97,578	(9.7)%	$270,924	$276,191	(1.9)%
Seat Heaters	71,030	70,768	0.4%	218,578	235,164	(7.1)%
Steering Wheel Heaters	16,621	18,095	(8.1)%	49,620	53,192	(6.7)%
Automotive Cables	20,361	24,961	(18.4)%	66,316	77,471	(14.4)%
Battery Thermal Management (BTM)	11,890	7,461	59.4%	31,531	18,863	67.2%
Electronics	11,729	12,590	(6.8)%	36,035	44,409	(18.9)%
Other Automotive	8,479	7,396	14.6%	27,296	19,130	42.7%
Subtotal Automotive	$228,243	$238,849	(4.4)%	$700,300	$724,420	(3.3)%
Remote Power Generation (GPT)	3,477	4,378	(20.6)%	11,181	14,310	(21.9)%
Industrial Chambers	—	9,829	(100.0)%	3,418	30,460	(88.8)%
Gentherm Medical	8,336	8,448	(1.3)%	26,404	23,300	13.3%
Subtotal Industrial	$11,813	$22,655	(47.9)%	$41,003	$68,070	(39.8)%
Total Company	$240,056	$261,504	(8.2)%	$741,303	$792,490	(6.5)%

Total Core Businesses (Automotive and Gentherm Medical)	236,579	247,297	(4.3)%	726,704	747,720	(2.8)%

(1)	Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income	$15,887	$(355)	$27,052	$29,270
Add Back:
Income tax expense	6,771	3,688	19,214	9,807
Interest expense	1,148	1,241	3,756	3,661
Depreciation and amortization	10,974	12,826	33,048	38,505
Adjustments:
Restructuring expenses	8,664	5,818	11,809	12,898
Impairment of assets held for sale	837	11,476	21,206	11,476
Gain on sale of business	—	—	(4,970)	—
Acquisition transaction expenses	19	—	399	—
Unrealized currency (gain) loss	(3,564)	991	(4,487)	101
CFO transition expense	—	—	1,065	—
Adjusted EBITDA	$40,736	$35,685	$108,092	$105,718

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), each, a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated October 29, 2019 and also is included in the presentation entitled “Q3 2019 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA and Adjusted EPS as supplemental measures of its operating performance. Management provides Adjusted EBITDA and Adjusted EPS measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or Adjusted EPS in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Future Full Year Periods (estimated)
	2019	2018	2019	2018	2019	2020	2021	2022	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$19	$-	$399	$-	$399	$-	$-	$-	$-
Non-cash purchase accounting impacts
Customer relationships amortization	1,914	2,607	5,678	6,043	7,560	6,321	5,777	5,372	20,242
Technology amortization	494	985	1,474	2,387	1,962	1,949	1,941	1,883	5,054
Inventory fair value adjustment	148	30	304	89	451	427	-	-	-
Other effects
Restructuring expenses	8,664	5,886	11,809	13,027	11,809	-	-	-	-
Gain on sale of business	-	-	(4,970)	-	(4,970)	-	-	-	-
Impairment loss	837	11,476	21,206	11,476	21,206	-	-	-	-
Unrealized currency (gain) loss	(3,564)	990	(4,487)	100	(4,487)	-	-	-	-
CFO Transition	-	-	1,065	-	1,065	-	-	-	-
Total acquisition transaction expenses, purchase accounting impacts and other effects	$8,512	$21,974	$32,478	$33,122	$34,995	$8,697	$7,718	$7,255	$25,296
Tax effect of above	(2,059)	(2,111)	(2,964)	(4,048)	(3,605)	(2,227)	(1,962)	(1,843)	(6,389)
Net income effect	$6,453	$19,863	$29,514	$29,074	$31,390	$6,470	$5,756	$5,412	$18,907

Earnings per share - difference
Basic	$0.20	$0.55	$0.89	$0.80
Diluted	$0.20	$0.55	$0.88	$0.80
Adjusted earnings per share
Basic	$0.68	$0.54	$1.70	$1.60
Diluted	$0.68	$0.54	$1.69	$1.60

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$45,200	$39,620
Restricted cash	2,504	—
Accounts receivable, less allowance of $1,040 and $851, respectively	170,823	166,858
Inventory:	—	—
Raw materials	65,337	61,679
Work in process	6,863	5,939
Finished goods	46,591	44,917
Inventory, net	118,791	112,535
Derivative financial instruments	897	92
Prepaid expenses and other assets	39,884	54,271
Assets held for sale	6,742	69,699
Total current assets	384,841	443,075
Property and equipment, net	162,783	171,380
Goodwill	63,501	55,311
Other intangible assets, net	51,338	56,385
Operating lease right-of-use assets	12,136	—
Deferred financing costs	1,692	647
Deferred income tax assets	54,380	64,024
Other non-current assets	7,000	12,225
Total assets	$737,671	$803,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$89,293	$93,113
Accrued liabilities	67,482	65,808
Current lease liabilities	4,483	—
Current maturities of long-term debt	2,500	3,413
Liabilities held for sale	6,742	13,062
Total current liabilities	170,500	175,396
Pension benefit obligation	6,596	7,211
Non-current lease liabilities	7,391	—
Long-term debt, less current maturities	97,123	136,477
Deferred income tax liabilities	1,142	1,177
Other non-current liabilities	3,326	3,087
Total liabilities	286,078	323,348
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 32,741,826 and 33,856,629 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	103,781	140,300
Paid-in capital	11,348	14,934
Accumulated other comprehensive loss	(54,814)	(39,500)
Accumulated earnings	391,278	363,965
Total shareholders’ equity	451,593	479,699
Total liabilities and shareholders’ equity	$737,671	$803,047

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating Activities:
Net income	$27,052	$29,270
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	33,281	38,721
Deferred income taxes	5,072	(19)
Stock compensation	5,268	6,360
Defined benefit plan income	(754)	(219)
Provision of doubtful accounts	209	247
Loss on sale of property and equipment	319	2,273
Operating lease expense	4,477	—
Impairment loss	21,206	11,476
Gain on sale of business	(4,970)	—
Other	189	—
Changes in operating assets and liabilities:
Accounts receivable	(6,170)	(13,855)
Inventory	(5,512)	(3,510)
Prepaid expenses and other assets	9,594	(7,867)
Accounts payable	(3,097)	8,376
Accrued liabilities	(2,172)	(712)
Net cash provided by operating activities	83,992	70,541
Investing Activities:
Proceeds from the sale of property and equipment	137	703
Proceeds from sale of a business	47,500	—
Acquisition of subsidiary, net of cash acquired	(14,823)	(15)
Purchases of property and equipment	(18,340)	(31,815)
Net cash provided by (used in) investing activities	14,474	(31,127)
Financing Activities:
Borrowing of debt	29,470	18,000
Repayments of debt	(69,049)	(61,210)
Cash paid for financing costs	(1,278)	—
Cash paid for the cancellation of restricted stock	(1,213)	(882)
Proceeds from the exercise of Common Stock options	13,879	14,062
Repurchase of Common Stock	(58,040)	(64,151)
Net cash used in financing activities	(86,231)	(94,181)
Foreign currency effect	(4,151)	(1,253)
Net increase (decrease) in cash, cash equivalents and restricted cash	8,084	(56,020)
Cash, cash equivalents and restricted cash at beginning of period	39,620	103,172
Cash, cash equivalents and restricted cash at end of period	$47,704	$47,152
Supplemental disclosure of cash flow information:
Cash paid for taxes	$6,676	$19,255
Cash paid for interest	$3,437	$3,617
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$4,576	$3,893

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